Exhibit 99.1

CHERRY HILL MORTGAGE INVESTMENT CORPORATION ANNOUNCES FOURTH QUARTER AND FULL YEAR 2022 RESULTS

FARMINGDALE, NJ – March 7, 2023 — Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) (“Cherry Hill” or the “Company”) today reported results for the fourth quarter and full year 2022.

Fourth Quarter 2022 Highlights
•	GAAP net loss applicable to common stockholders of $34.5 million, or $1.59 per share
•	Earnings available for distribution (“EAD”) attributable to common stockholders of $5.3 million, or $0.24 per share
•	Common book value per share of $6.06 at December 31, 2022.
•	Declared regular common dividend of $0.27 per share, annualized common dividend yield at market close was 16.2% on March 6, 2023
•	Aggregate portfolio leverage stood at 3.8x at December 31, 2022
•	As of December 31, 2022, the Company had unrestricted cash of $57.3 million

“Our efforts to protect book value the past few quarters have been effective,” said Jay Lown, President and Chief Executive Officer of Cherry Hill Mortgage Investment Corporation. “Looking forward, we believe we remain thoughtfully leveraged given the challenging macro environment and will continue to be opportunistic in deploying capital in 2023.”

Operating Results
Cherry Hill reported GAAP net loss applicable to common stockholders for the fourth quarter of 2022 of $34.5 million, or $1.59 per diluted weighted average common share outstanding. Reported GAAP net loss was determined based primarily on the following: $1.4 million of net interest income, $10.4 million of net servicing income, a net realized loss of $30.7 million on RMBS, a net realized gain of $8.5 million on derivatives, a net unrealized loss of $13.5 million on derivatives, a net unrealized loss of $7.2 million on Servicing Related Assets, and general administrative expenses and management fee paid to Cherry Hill’s external manager in the aggregate amount of $3.2 million.

Earnings available for distribution attributable to common stockholders for the fourth quarter of 2022 were $5.3 million, or $0.24 per basic and diluted weighted average common share outstanding. For a reconciliation of GAAP net income to non-GAAP earnings available for distribution, please refer to the reconciliation table accompanying this release.

	Three Months Ended
	December 31, 2022	September 30, 2022
	(unaudited)	(unaudited)
Income
Interest income	$9,906	$8,213
Interest expense	8,539	4,882
Net interest income	1,367	3,331
Servicing fee income	13,700	13,426
Servicing costs	3,304	2,725
Net servicing income	10,396	10,701
Other income (loss)
Realized loss on RMBS, available-for-sale, net	(30,701)	(9,735)
Realized gain on derivatives, net	8,521	6,210
Unrealized gain (loss) on derivatives, net	(13,526)	33,321
Unrealized gain (loss) on investments in Servicing Related Assets	(7,198)	2,293
Total Income (Loss)	(31,141)	46,121
Expenses
General and administrative expense	1,587	1,475
Management fee to affiliate	1,597	1,625
Total Expenses	3,184	3,100
Income (Loss) Before Income Taxes	(34,325)	43,021
Provision for (Benefit from) corporate business taxes	(1,572)	1,344
Net Income (Loss)	(32,753)	41,677
Net (income) loss allocated to noncontrolling interests in Operating Partnership	702	(866)
Dividends on preferred stock	2,463	2,462
Net Income (Loss) Applicable to Common Stockholders	$(34,514)	$38,349
Net Income (Loss) Per Share of Common Stock
Basic	$(1.59)	$1.91
Diluted	$(1.59)	$1.90
Weighted Average Number of Shares of Common Stock Outstanding
Basic	21,648,846	20,123,165
Diluted	21,682,287	20,156,606

Dollar amounts in thousands, except per share amounts.

Net unrealized gain on the Company’s RMBS portfolio for the fourth quarter 2022 was approximately $41.7 million.

	Three Months Ended
	December 31, 2022	September 30, 2022
	(unaudited)	(unaudited)
Net Income (Loss)	$(32,753)	$41,677
Other comprehensive income (loss):
Unrealized gain (loss) on RMBS, available-for-sale, net	41,655	(46,592)
Net other comprehensive income (loss)	41,655	(46,592)
Comprehensive income (loss)	$8,902	$(4,915)
Comprehensive income (loss) attributable to noncontrolling interests in Operating Partnership	197	(92)
Dividends on preferred stock	2,463	2,462
Comprehensive income (loss) attributable to common stockholders	$6,242	$(7,285)

Dollar amounts in thousands.

Portfolio Highlights for the Quarter Ended December 31, 2022
The Company realized net servicing fee income of $10.4 million and net interest income of $1.4 million, offset by other loss of $42.9 million, primarily related to realized losses on RMBS, as well as unrealized losses on derivatives and investments in Servicing Related Assets. The unpaid principal balance for the MSR portfolio stood at $21.7 billion as of December 31, 2022 and the carrying value of the MSR portfolio ended the quarter at $279.7 million. Net interest spread for the RMBS portfolio stood at 3.77% and the debt-to-equity ratio on the aggregate portfolio ended the quarter at 3.8x.

The RMBS portfolio had a book value of approximately $960.4 million and carrying value of approximately $931.4 million at quarter-end December 31, 2022. The portfolio had a weighted average coupon of 4.23% and weighted average maturity of 29 years.

In order to mitigate duration risk and interest rate risk associated with the Company’s RMBS and MSRs, Cherry Hill used interest rate swaps, TBAs, Treasury futures and options on Treasury futures. At quarter end December 31, 2022, the Company held interest rate swaps with a notional amount of $1.3 billion, TBAs with a notional amount of ($306.1) million, Treasury futures with a notional amount of ($88.7) million and options on Treasury futures with a notional amount of $20.0 million.

As of December 31, 2022, Cherry Hill’s GAAP book value was $6.06 per diluted share, net of the fourth quarter dividend.

Dividends
On December 16, 2022, the Board of Directors declared a quarterly dividend of $0.27 per share of common stock for the fourth quarter of 2022. The dividend was paid in cash on January 31, 2023 to common stockholders of record as of the close of business on December 30, 2022. Additionally, Cherry Hill announced that its Board of Directors declared a dividend of $0.5125 per share on the Company’s 8.20% Series A Cumulative Redeemable Preferred Stock and $0.515625 per share on the Company’s 8.250% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock for the fourth quarter 2022. The dividends were paid in cash on January 17, 2023 to Series A and B Preferred stockholders of record as of the close of business on December 30, 2022.

Earnings Available for Distribution
Earnings available for distribution (“EAD”) is a non-GAAP financial measure that the Company defines as GAAP net income (loss), excluding realized gain (loss) on RMBS, realized and unrealized gain (loss) on derivatives, realized gain (loss) on acquired assets, realized and unrealized gain (loss) on investments in MSRs (net of any estimated MSR amortization) and any tax (benefit) expense on realized and unrealized gain (loss) on MSRs. MSR amortization refers to the portion of the change in fair value of the MSR that is primarily due to the realization of cashflows, runoff resulting from prepayments and an adjustment for any gain or loss on the capital used to purchase the MSR. EAD also includes interest rate swap periodic interest income (expense) and drop income on TBA dollar roll transactions, which are included in “Realized loss on derivatives, net” on the consolidated statements of income (loss). EAD is adjusted to exclude outstanding LTIP-OP Units in the Company’s Operating Partnership and dividends paid on the Company’s preferred stock.

EAD is provided for purposes of potential comparability to other issuers that invest in residential mortgage- related assets. The Company believes providing investors with EAD, in addition to related GAAP financial measures, may provide investors some insight into the Company’s ongoing operational performance. However, the concept of EAD does have significant limitations, including the exclusion of realized and unrealized gains (losses), and given the apparent lack of a consistent methodology among issuers for defining EAD, it may not be comparable to similarly titled measures of other issuers, which define EAD differently from us and each other. As a result, EAD should not be considered a substitute for the Company’s GAAP net income (loss) or as a measure of the Company’s liquidity. While EAD is one indicia of the Company’s earnings capacity, it is not the only factor considered in setting a dividend and is not the same as REIT taxable income which is calculated in accordance with the rules of the IRS.

The following table provides a reconciliation of net income to EAD for the three months ended December 31, 2022 and September 30, 2022:

	Three Months Ended
	December 31, 2022	September 30, 2022
	(unaudited)	(unaudited)
Net Income (Loss)	$(32,753)	$41,677
Realized loss on RMBS, net	30,701	9,735
Realized gain on derivatives, net ¹	(2,180)	(2,143)
Unrealized loss (gain) on derivatives, net	13,526	(33,321)
Unrealized gain on investments in MSRs, net of estimated MSR amortization	(1,206)	(10,590)
Tax (benefit) expense on realized and unrealized (loss) gain on MSRs	(217)	2,404
Total EAD:	$7,871	$7,762
EAD attributable to noncontrolling interests in Operating Partnership	(143)	(153)
Dividends on preferred stock	2,463	2,462
EAD Attributable to Common Stockholders	$5,265	$5,147
EAD Attributable to Common Stockholders, per Diluted Share	$0.24	$0.26
GAAP Net Income (Loss) Per Share of Common Stock, per Diluted Share	$(1.59)	$1.90

Dollar amounts in thousands, except per share amounts.
1.
Excludes drop income on TBA dollar rolls of $0.7 million and interest rate swap periodic interest income of $5.6 million for the three-month period ended December 31, 2022. Excludes drop income on TBA dollar rolls of $0.8 million and interest rate swap periodic interest income of $3.2 million for the three-month period ended September 30, 2022.

Additional Information
Additional information regarding Cherry Hill’s financial condition and results of operations can be found in its Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission on March 7, 2023. In addition, an investor presentation with supplemental information regarding Cherry Hill, its business and its financial condition as of December 31, 2022 and its results of operations for the full year 2022 has been posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. Cherry Hill will discuss the investor presentation on the conference call referenced below.

Fourth Quarter 2022 Earnings Release and Conference Call
The Company’s management will host a conference call today at 5:00 pm Eastern Time. A copy of this earnings release and the investor presentation referenced above will be posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. All interested parties are welcome to participate on the live call.

A live webcast of the conference call will be available in the investor relations section of the Company’s website at www.chmireit.com. To listen to the live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. An online archive of the webcast will be available on the Company’s website for 1 year following the call.

Participants may register for the conference call here. Once registered, dial-in information for the call will be made available.

About Cherry Hill Mortgage Investment Corporation
Cherry Hill Mortgage Investment Corporation is a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States. For additional information, visit www.chmireit.com.

Forward-Looking Statements
This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including, among others, statements relating to the Company’s long-term growth opportunities and strategies, expand its market opportunities and create its own Excess MSRs and its ability to generate sustainable and attractive risk-adjusted returns for stockholders. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and other documents filed by the Company with the Securities and Exchange Commission.

Contact:
Investor Relations
(877) 870 –7005
InvestorRelations@CHMIreit.com